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Exhibit 5.1

[Cooley Godward LLP Letterhead]

June 10, 2005

Silicon Storage Technology, Inc.
1171 Sonora Court
Sunnyvale, CA 94086

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission by Silicon Storage Technology, Inc., a California corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") covering the offering for resale of up to 4,358,255 shares of the Company's common stock, without par value (the "Shares"), issued in connection with that certain Share Purchase Agreement (the "Agreement"), dated as of April 11, 2005, by and among the Company, SST International Limited, a private limited company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company, and Actrans Systems Inc., a company limited by shares incorporated and existing under the laws of the Republic of China ("Actrans"), and Chiou-Feng Chen, C.K. Cheng, Cheng-Fong Chen, Ming-Lin Hsieh and Luo-Lung Yen, acting as attorneys-in-fact for the Shareholders (as such term is defined in the Agreement) of Actrans.

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Restated Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ JOHN T. MCKENNA John T. McKenna

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  Exhibit 5.1